Exhibit 99.1

Manuel M. Almeida Named Rimage Corporation’s Chief Operating Officer

Minneapolis, MN—February 16, 2006—Rimage Corporation (Nasdaq: RIMG) today announced that Manuel M. (Manny) Almeida, previously executive vice president, has been named the Company’s chief operating officer. In his new capacity, Almeida will be responsible for managing most of Rimage’s daily operations, including sales, marketing, engineering, supply chain management and manufacturing.

Almeida joined Rimage in 2003, following a 23-year career with Fuji Photo Film USA, Inc., where he had most recently served as vice president and general manager of the commercial imaging division.

Bernard P. Aldrich, president and chief executive officer, commented: “Due to the strong growth of this organization over the past few years, it has become necessary to place most of Rimage’s daily operations under the focused management of a chief operating officer. Since joining Rimage, Manny Almeida has demonstrated the strong executive leadership skills required for this demanding new position. Manny also possesses deep industry experience in the retail applications that are contributing to our growth. As a result of this move, I will be able to devote significantly more time on critically important strategic, long-range issues. In addition, I will retain responsibility for Rimage’s administrative functions, which encompass finance, information technology and human resources.”

About Rimage
Rimage Corporation is the world’s leading provider of recordable CD and DVD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information: digital photography, medical imaging, financial institutions, business offices, and government. Visit our web site at www.rimage.com

Statements regarding Rimage’s anticipated future performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the computer peripherals market, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO Robert M. Wolf, CFO Rimage Corporation 952/944-8144	Richard G. Cinquina Equity Market Partners 904/415-1415